Filed Pursuant to Rule 424(b)(3)

Registration No. 333-255474

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 24, 2021)

PROSPECTUS

4D PHARMA PLC

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

Please pay particular attention to the “Risk Factors” section beginning on page 6 of the prospectus to which this prospectus supplement relates.

Neither this prospectus supplement nor prospectus to which it relates is a prospectus made under the Prospectus Regulation (EU) 2017/1129 or Part VI of the United Kingdom Financial Services and Markets Act 2000 (as amended).

This prospectus supplement is dated July 27, 2021.

SUPPLEMENT TO PROSPECTUS

This supplement to the prospectus filed on May 24, 2021 (the “Prospectus”) by 4D pharma plc (“4D Pharma,” “we” or “us”) is being filed to supplement the Prospectus as described pursuant to the Explanatory Note below.

EXPLANATORY NOTE

4D Pharma announced the unexpected passing of John Beck, our Chief Financial Officer. We are supplementing the prospectus to describe this recent development and provide related disclosure.

The supplemental disclosures contained below should be read in conjunction with the prospectus, which is available on the Internet site maintained by the SEC at http://www.sec.gov, along with periodic reports and other information we file with the SEC. To the extent that the information set forth herein differs from or updates information contained in the prospectus, the information set forth herein shall supersede or supplement the information in the prospectus. All page references are to pages in the prospectus, and terms used herein, unless otherwise defined, have the meanings set forth in the prospectus.

SUPPLEMENTAL DISCLOSURES TO PROSPECTUS

Inserting the following section on page 3 prior to the section titled “Corporate Information”

On July 26, 2021, we announced the unexpected passing of John Beck, the Company’s Chief Financial Officer.

The Company will continue to be actively led by its current management team and Board of Directors and succession planning is underway.